Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-54497, 33-54499, 333-34631, 333-36096, 333-73408, 333-75793, 333-89471, 333-97811, 333-114435, 333-138031 and 333-143266 on Form S-8 of our report dated August 22, 2008, relating to the financial statements of the Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone appearing in this Annual Report on Form 11-K of the Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone for the year ended May 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
August 22, 2008